Consultant Agreement

This Consultant Agreement (“Agreement”) is between Axon Enterprise, Inc. (“Axon”), a Delaware corporation, and Mark Kroll (“Consultant”). Axon and Consultant are each a “Party” and collectively “Parties.” This Agreement is entered into as of the date of last signature below (the “Execution Date”) and is made effective as of May 13, 2024 (the “Effective Date”).

Axon desires to retain Consultant to provide consulting services related to its electrical weapons business.

The Parties, therefore, agree as follows:

1	Term. This Agreement shall commence on the Effective Date and expires two years thereafter (the “Initial Term”) unless terminated earlier pursuant to this Agreement. After the Initial Term, the Agreement shall automatically renew for successive periods of one-year each (each, a “Renewal Term” and together with the Initial Term, the “Term”) unless either Party provides the other Party written notice of its intent not to renew before the commencement of the applicable Renewal Term.

2	Services. Consultant will provide Axon the services identified in Exhibit A (“Services”). Upon Axon’s reasonable request, Consultant will also provide Services for Axon’s affiliates. If Axon requests additional services beyond the Services in Exhibit A, the Parties will negotiate an amendment to this Agreement. Consultant will normally be available to Axon for a reasonable amount of time every month to meet mutually agreed upon goals during the Term. Consultant will provide Axon routine brief, succinct updates on Consultant’s progress in performing the Services and will, as requested by Axon, prepare written reports regarding Consultant’s progress. Consultant will not, and will not be required, to have or maintain hourly or daily records.

3	Compensation. Axon will pay Consultant a monthly fee of $10,000.00 for the Services, payable in arrears at the end of each month within thirty (30) days following Axon’s receipt of Consultant’s invoice. Additionally, on the Effective Date and each 12-month anniversary during the Term thereafter, Axon will grant Consultant a restricted stock unit award with an aggregate grant date value of approximately $280,000.00 (the “Value”) which will vest 12 months from the applicable date of grant provided this Agreement is not expired or terminated as of such vest date and subject to Consultant’s execution of the applicable restricted stock unit award agreement. The number of restricted stock units granted to Consultant will be determined by dividing the Value by the 90-day volume-weighted average price of Axon's common stock, as reported by S&P Capital IQ, as of the trading day prior to the date of grant.

4	Expenses. Axon will reimburse Consultant for reasonable business-related expenses. Expenses greater than $500.00 individually or $2,000.00 in the aggregate in a month require Axon’s prior written approval not to be unreasonably withheld or delayed. Consultant must submit an expense statement, in a form approved by Axon, to Axon during or no later than 30 calendar days following the month in which the expense was incurred. Consultant must provide receipts for expenses and specify the business-related purposes such expenses were

Consultant Agreement

incurred. Consultant is responsible for all other expenses incurred in the performance of the Services. Known expenses during a calendar month of incurrence that are not invoiced during that month are not reimbursable.

5	Standard of Service. Consultant will exercise commercially reasonable efforts in accordance with relevant laws and regulations, which are known to Consultant or of which Consultant was made aware in writing and acknowledge receipt of in writing, and the reasonable professional standards in Consultant's industry to perform the Services to Axon’s reasonable satisfaction in a timely, workmanlike, and professional manner, and in accordance with Exhibit A, as well as Axon’s published rules, regulations, and policies as provided to Consultant. Consultant represents that it has the required skill, experience, and qualifications to perform the Services to Axon’s reasonable satisfaction. Consultant represents that it is permitted by law to provide the Services.
6	Conflict of Interest. Consultant represents that it has no outstanding agreement or obligation that is known to conflict with any of the provisions of this Agreement and Consultant will not knowingly enter into any conflicting agreement during the term of this Agreement. Consultant agrees that, during the term of this Agreement, Consultant will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which Axon is now involved or becomes involved during the term of this Agreement, if such engagement would in any manner damage Axon or its affiliates. If any actual or reasonably potential conflict of interest arises during the term of this Agreement, Consultant must reasonably timely inform Axon in writing of the conflict.

7	Indemnification. Consultant will indemnify, defend, and hold harmless Axon and its officers, directors, employees, agents, affiliates, successors, and permitted assigns (collectively, "Indemnified Party") against any losses, damages, liabilities, claims, actions, judgments, penalties, fines, costs, or expenses of whatever kind, excluding attorneys' fees, fees and the costs of enforcing any right to indemnification under this Agreement incurred by an Indemnified Party, relating to any claim of a third party or Axon arising out of or in connection with (a) Consultant’s negligence, (b) Consultant’s willful misconduct, or (c) Consultant’s breach of this Agreement. Any monetary amounts that the Consultant were to be required to pay as a result of Consultant’s indemnification obligations hereunder shall not exceed the amount paid or payable by Axon for services and value of restricted stock granted hereunder (even if unvested) during the Term.

Notwithstanding the above, Consultant has no obligation to indemnify, defend, or hold harmless Axon to the extent that an intellectual property infringement claim arises from: (a) modification of the works by a party other than Consultant; (b) conformance of the works to Axon’s specifications; or (c) Axon’s use of the deliverables in combination with Axon’s or a third party’s content, data, materials, hardware or software, if no such infringement would occur absent the combination.

Consultant shall not enter into any legal settlement without Axon's or Indemnified Party's prior

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written consent.

8	Confidentiality.
8.1.	Other than for the benefit of Axon within the scope of the Services, Consultant may not without Axon’s prior written consent directly or indirectly, whether or not for consideration, use or disclose to any third party:

8.1.1.	Any trade secrets, secret formulas, proprietary information, inventions, designs, standards, technical and other data or information, processes, methods, research, draft materials, product plans, business methods and plans, and any and all related information, knowledge, details, commercial practices and improvements (collectively, “Confidential Information”), regardless of whether such Confidential Information includes any reference to its confidential nature or ownership and regardless of how Consultant learned of this Confidential Information.

8.1.2.	Any other information concerning or related to the business conducted by Axon and its affiliates or their respective business relations, regardless of whether such information includes any reference to its confidential nature or ownership or regardless of how Consultant learned of this information.

8.1.3.	Any confidential or proprietary information received by Axon or its affiliates from a third party for which Axon or its affiliates have a legal duty to maintain the confidentiality of that information and to use it only for certain limited purposes.

8.2.	Axon’s Confidential Information remains the sole property of Axon.

8.3.	Confidential Information does not include any information which has become publicly known and made generally available through no wrongful act of Consultant, or of others who were under confidentiality obligations as to the item or items involved.

8.4.	Consultant agrees to take reasonable precautions to prevent any unauthorized disclosure of the Confidential Information.

8.5.	Consultant represents that Consultant’s performance of the terms of this Agreement will not breach any agreement to keep in confidence proprietary information of other parties acquired by Consultant in confidence or trust before Consultant’s retention by Axon.

8.6.	In consideration of the Consultant’s receipt and access to Axon’s Confidential Information under this Agreement, and Axon’s legitimate business interest in protecting its Confidential Information and customer goodwill, Consultant and Axon

Consultant Agreement

agree that during the Term of this Agreement and for a period of 1 calendar year from termination of this Agreement, Consultant will not engage in “Prohibited Activity” worldwide with regard to the following industries with regard to law enforcement, military, security or consumers: conducted electrical weapons (“CEW”), on-officer cameras, digital evidence management systems and storage, computer-aided dispatch, and record management systems.

For purposes of this Section "Prohibited Activity" means activity that reasonably requires disclosure of Axon’s trade secrets, proprietary information, or Confidential Information, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to an entity engaged in the same or similar business as Axon.

9	Non-Solicitation and Non-Disparagement. Consultant will not, during the Term and for 1 year from the Agreement’s termination date, solicit Axon’s employees to induce them to leave the employ of Axon. During the Term and thereafter, Consultant will not make any disparaging, defamatory, or slanderous statements about Axon, its officers, employees, products, services, or business reputation, in any public forum or in private communication.

10	Intellectual Property.
10.1.	Consultant hereby assigns to Axon all right, title and interest in and to any work product created or contributed by Consultant as a result of work performed under this Agreement or relating to Axon’s products (collectively, “Work Product”), if any, including all copyrights, trademarks and other intellectual property rights contained therein. Consultant agrees to execute, at Axon’s request and expense, all documents and other instruments necessary or desirable to confirm such assignment. If Consultant does not, for any reason, execute such documents within a reasonable time of Axon’s written request, Consultant hereby irrevocably appoints Axon as Consultant’s attorney-in-fact to execute such documents on Consultant’s behalf, which appointment is coupled with an interest. Consultant understands and agrees that Consultant has no right to use the Work Product except as necessary to perform the Services for Axon.

10.2.	Consultant has attached, as Exhibit B, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by Consultant prior to Consultant’s retention by Axon and which relate to conducted energy weapons (“CEWs”) (collectively, “Prior Inventions”), which belong to Consultant, which relate to Axon’s proposed business, products or research and development, and which are not assigned to Axon.

If no list is attached, Consultant represents that there are no Prior Inventions. Consultant acknowledges that if in the course of providing the Services, Consultant

Consultant Agreement

incorporates into an Axon product, process or machine a Prior Invention owned by Consultant or in which Consultant has an interest, Axon and any of its affiliates and assigns are hereby granted and will have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use, and sell the Prior Invention as part of or in connection with the product, process, or machine.

10.3

Axon recognizes that Consultant is an experienced and prolific inventor and may foreseeably invent CEWs, products relating to law enforcement, or improvements to CEWs or products relating to law enforcement during the Term.  Consultant agrees to promptly disclose any and all such inventions to Axon in writing.  Consultant also agrees to deliver and assign, and hereby assigns fully to Axon, all right, title and interest in and to such inventions.  Axon will pay Consultant $10,000.00 for each invention for which at least one nonprovisional patent application is filed by Axon and on which Consultant is named as an inventor.  If Axon informs Consultant in writing that Axon is electing not to prosecute intellectual property rights for any invention created by Consultant pursuant to this Agreement, Consultant may file a patent application at Consultant’s own expense for such intellectual property in Consultant’s own name and, in such event, hereby grants Axon a perpetual, royalty free, worldwide, and irrevocable right and license to use such intellectual property for any purpose. Consultant agrees not to use Consultant’s intellectual property to compete, directly or indirectly, with Axon during the Term and for a period of one (1) year thereafter.

11	Compliance with Axon Policies.
11.1.	At all times, Consultant will comply with Axon’s Conflict of Interest Guidelines, Axon’s Code of Ethics, and other internal rules and regulations as applicable. Consultant will not act in violation of applicable laws and regulations.

11.2.	Consultant agrees to comply with all Axon security policies relating to Axon’s buildings, electronic devices, documents, information systems, and networks. Consultant agrees to participate in, and complete periodic security awareness and training sessions as required.

11.3.	Consultant agrees not to deviate from, dilute, modify or contradict any Axon materials, including: online training or user modules, course outlines, checklists, worksheets, guidelines, certification forms, tests and answer keys, PowerPoint® presentations, recordings, training bulletins, product manuals, product warnings, and all other similar or associated materials for Axon’s products and services. Axon recognizes that Consultant frequently testifies under oath and that providing truthful, correct, accurate, in-context testimony will not be considered a breach of this section even if it may reasonably appear to dilute some of Axon’s conservative legal warnings and training.

12	Anti-Bribery Compliance

Consultant Agreement

12.1.	Consultant will not accept any compensation whatsoever from third parties concerning the provision of the Services.
12.2.	Consultant represents and warrants to Axon that it, including any employee, agent, officer, director, or owner of Consultant, will not violate any anti-bribery or anti-corruption laws or international anti-bribery or anti-corruption standards, regardless of their technical applicability to Consultant. Consultant agrees to comply with all anti-bribery and anti-corruption laws, including the United States Foreign Corrupt Practices Act (“FCPA”). Specifically, Consultant agrees that it will not, directly or indirectly, pay, promise, offer to pay, or authorize the payment of any money or anything of value to:

12.2.1.	an officer, employee, agent, or representative of any government, including any department, agency, instrumentality of any government, any government-owned or controlled entity, or any person acting in an official capacity on behalf thereof;

12.2.2.	a candidate for political office, any political party or any official of a political party; or

12.2.3.	any other person or entity while knowing or having reason to believe that some portion or all of the payment or thing of value will be offered, given or promised, directly or indirectly, to any person or entity described above for the purpose of influencing any act or decision of the government official, political party, party official, or candidate in his or its official capacity, including a decision to do or omit to do any act in violation of the lawful duty of the person or entity, or inducing the person or entity to use his or its influence with the government or instrumentality thereof to affect or influence any act or decision, in order to assist Axon or Consultant in the promotion, marketing or sale of Products under this Agreement.

12.3.	Consultant represents and warrants to Axon that Consultant, including any employee, agent, officer, director, or owner of Consultant, has not been involved in any violation of the anti-bribery or corruption laws specified in this Section, including the FCPA. In the event Consultant becomes knowledgeable of any past or present violation, Consultant will provide Axon with a list of the violation(s), including details of the date, time and parties involved, within 10 days of Consultant’s knowledge of the violation.

12.4.	Upon Axon’s request, Consultant will provide to Axon, in a form acceptable to Axon, a signed declaration regarding Consultant’s past or present compliance with any anti-bribery and anti-corruption laws and regulations deemed applicable by Axon.

13	Export Compliance. Export from the United States of America (“US”) for some products and services requires a license from the applicable governmental authority (e.g., Bureau of Industry and Security, US Department of Commerce). Consultant agrees to comply with all

Consultant Agreement

applicable export laws and regulations concerning Axon’s products.

14	Anti-Discrimination. Consultant will not discriminate in Consultant’s employment practices against any person based on: race; religion; creed; color; sex; gender identity and expression; pregnancy; childbirth; breastfeeding; medical conditions related to pregnancy, childbirth, or breastfeeding; sexual orientation; marital status; age; national origin; ancestry; genetic information; disability; veteran status; or any class protected by local, state, or federal law, or applicable international or specific sovereign law.

15	Independent Contractor. Consultant understands and acknowledges that Consultant’s status with Axon is that of an independent contractor and nothing in this Agreement makes Consultant an agent, employee, or representative of Axon.

15.1.	Consultant understands that Axon will not provide Consultant employee benefits, nor will Axon’s worker’s compensation insurance apply to Consultant.

15.2.	Consultant will report as income all compensation received by Consultant under this Agreement. Consultant will pay all self-employment and other taxes resulting from compensation under this Agreement and will provide Axon with proof of payment upon Axon’s request.

15.3.	Axon will not withhold payment of social security, federal, state, or other taxes from payment to Consultant.

15.4.	Consultant is responsible for providing, at Consultant’s sole choice and expense, insurance, worker’s compensation insurance, and any licenses or permits usual or reasonably necessary for performing the Services.

15.5.	Consultant agrees to indemnify Axon and hold it harmless to the extent of any obligation reasonably imposed on Axon: (a) to pay withholding taxes or similar items; (b) arising out of Consultant’s breach of this Section; or (c) resulting from any determination that Consultant is not an independent contractor.

16	No Assignment by Consultant. Neither Party may assign this Agreement without the other Party’s prior written consent. Axon may assign this Agreement, its rights, or obligations without consent: (a) to an affiliate or subsidiary; or (b) for purposes of financing, merger, acquisition, corporate reorganization, or sale of all or substantially all its assets. This Agreement is binding upon the Parties respective successors and assigns.

17	Termination.
17.1.	Either Party may terminate this Agreement for convenience upon ninety (90) days’ written notice to the other Party.

Consultant Agreement

17.2.	If Axon terminates this Agreement pursuant to Section 17.1, all restricted stock units granted to Consultant but that is unvested as of the date of termination shall vest as of the date of termination.

17.3.	Either Party may also terminate this Agreement immediately with written notice upon the happening of any of the following:

17.3.1.	in the case of gross misconduct of the other Party;

17.3.2.	if a Party breaches any term of this Agreement and fails to cure such breach within 10 days after notice;

17.3.3.	if Axon or Consultant is unable to, or admits its inability to, pay its debts as they fall due, suspends making payments on its debts, becomes insolvent, makes a general assignment for the benefit of creditors or avails itself of or becomes subject to any proceeding relating to bankruptcy, insolvency, the protection of rights of creditors, reorganization or like proceeding; or

17.3.4.	if the other Party sells, transfers, assigns or in any other way disposes of any substantial part of its business or assets to any third party.
18	Return of Axon Equipment. Upon termination or expiration of this Agreement or written request by Axon, Consultant will reasonably timely return to Axon any of Axon’s equipment in Consultant’s possession. Consultant shall return such equipment in existing or good working order. Consultant shall also return to Axon all documents and other data without retaining any copies, whether kept electronically or otherwise.

19	Publicity. Consultant shall not publicize or disclose the existence of this Agreement nor any information regarding any terms and conditions of this Agreement, including Axon’s identity, except on (1) a need-to-know basis to its professional advisors and employees or agents in order to perform Consultant’s obligations under this Agreement, or (2) upon presentation of lawful court order requiring such, unless Axon gives Consultant its prior written consent to any such disclosure or publicity.

20	Dispute Resolution. This Section governs the resolution of all disputes that arise under this Agreement, is binding on the Parties, and will be the sole and exclusive method of handling any disputes, claims, and controversies arising out of or related to this Agreement.

20.1.	In the event of a controversy or claim arising out of or relating to this Agreement or breach thereof, the Parties must consult and negotiate together and, recognizing their mutual interests, attempt to reach a satisfactory solution. If they do not settle within 60 days, upon notice by one Party to the other, any unresolved controversy or claim will be settled by arbitration administered by the American Arbitration Association per its Commercial Arbitration Rules. The arbitration will use 3 arbitrators and be

Consultant Agreement

conducted in English. The place of arbitration will be in Phoenix, Arizona. The Parties intend that, barring extraordinary circumstances, arbitration proceedings will be concluded within 180 days from the date the arbitrator is appointed. The arbitral tribunal may extend this time limit in the interests of justice. Failure to adhere to this time limit will not constitute a basis for challenging the award. Consistent with the expedited nature of arbitration, pre-hearing information exchange will be limited to the reasonable production of relevant, non-privileged documents explicitly referred to by a Party to support relevant facts presented in its case.

20.2.	Except as may be required by law or to enforce an order or award, neither Party nor its representatives may disclose the existence, content, or results of any arbitration without the prior written consent of the other Party.

20.3.	Consultant agrees that it would be impossible or inadequate to measure and calculate the damages from any breach of the covenants outlined in the following Sections: Confidentiality; Non-Solicitation; Intellectual Property; Termination; and Return of Axon Equipment. Accordingly, Consultant agrees that if Consultant breaches any of these Sections, Axon will have available, in addition to any other right or remedy, the right to obtain an injunction from a court of competent jurisdiction restraining the breach or threatened breach and to specific performance. Consultant further agrees that no bond or other security will be required in obtaining equitable relief and Consultant consents to the issuance of an injunction and the ordering of specific performance. Nothing contained in this paragraph prohibits Axon from pursuing any other remedies available to it in law or equity for a breach, anticipatory breach, or threatened breach, including but not limited to, the recovery of damages from Consultant. Such damages, if any, shall not exceed the amounts paid or payable and the value of stock granted by Axon to Consultant during the Term, except for damages arising out of Consultant’s gross negligence, willful misconduct, fraud or breach of applicable law.
21	General.
21.1.	Governing Law and Venue. The laws of the state of Arizona, without reference to conflict of law rules, govern all adversarial proceedings arising out of this Agreement.

21.2.	No Authority. Consultant must not represent or act on behalf of Axon or its affiliates in their dealings with any third party, including government officials, customers, suppliers, and other business relations unless Axon provides Consultant prior written consent.

21.3.	Waiver. No waiver or delay by either Party in exercising any right under this Agreement constitutes a waiver of that right

21.4.	Severability. If a court of competent jurisdiction holds any portion of this Agreement invalid or unenforceable, the remaining portions of this Agreement will remain in

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effect.

21.5.	Survival. The following sections will survive termination or expiration of this Agreement: Independent Contractor, Indemnification, Confidentiality, and Intellectual Property.

21.6.	Notices. All notices must be in English. Notices by mail are effective on the sent date of the email. Notices by personal delivery are effective immediately. Contact information for notices:
Axon: Axon Enterprise, Inc.	Consultant:
Attn: Legal	Attn: Mark W. Kroll, PhD
17800 N. 85th Street	Address Box 23
Scottsdale, AZ 85255	Crystal Bay, MN 55323
legal@axon.com	Email mark@kroll.name Phone 805-428-1838

21.7.	Counterparts. If the Parties sign this Agreement in several counterparts, each will be deemed an original but all counterparts together will constitute one instrument.

21.8.	Entire Agreement. This Agreement, including the Exhibits, represents the entire agreement between the Parties. This Agreement supersedes all prior agreements or understandings, whether written or verbal, regarding the subject matter of this Agreement. This Agreement may only be modified or amended in a writing signed by the Parties

Each representative identified below declares that the representative is authorized to execute this Agreement as of the Execution Date.

Axon:	Consultant:
Signature:	Signature:
Name: Isaiah Fields	Name: Mark W. Kroll, PhD
Title: Chief Legal Officer	Date:
Date:

Consultant Agreement

Exhibit A – Scope of Work

#	Work	Frequency	Primary Contact
1	Special Scientific Fellow to Chief Legal Officer	Ad hoc	Isaiah Fields
2	Update AXON Corporate Board on scientific and medical status of weapons business	Annually and Ad hoc	Isaiah Fields
3	Attend and advise Scientific & Medical Advisory Board (SMAB) meetings. (including Zoom meetings)	2-4x annually	Jeffrey Ho, Amy Nguyen
4	Investigate, research, develop, and publish peer-reviewed scientific papers supporting AXON products and customers.	2-5 papers per year	N/A. Will distribute such papers to SMAB and litigation team.
5	Meet with elected officials to promote helpful legislation for AXON.	Ad hoc	James Norton, Isaiah Fields
6	Attend and advise Axon Officer Litigation Committee meetings (as scheduled).	Monthly or Bi-monthly	Amy Nguyen
7	Attend IEC TC64 MT4 meetings to develop scientifically and correct modifications to IEC 60479-1 and 60479-2 facilitating the accurate recognition and safety of AXON weapons.	2-4 meetings annually (mostly in Europe)	Amy Nguyen
8	Serve as designated writer for IEC TC64 MT4 group in implementing updates to IEC 60479-1 and 60479-2 to properly recognize the and safety of AXON weapons.	Ongoing	Amy Nguyen
9	Advise Defense Legal Counsel for AXON and law-enforcement customers for criminal, civil, administrative, coroner, and other legal actions as appropriate.	Ad hoc	Amy Nguyen
10	Present training and other lectures to law-enforcement legal defense counsel as requested such as at AXON Legal Summit.	Ad hoc	Amy Nguyen
11	Present training and other lectures to law-enforcement legal defense counsel such as Defense Research Institute and other meetings.	Ad hoc	N/A
12	Develop, research, report, and write updates to ANSI CPLSO CEW standards	Ongoing	Amy Nguyen
13	Serve on ANSI CPLSO CEW standards committee	Ad hoc	Amy Nguyen
14	Advise AXON Engineering on CEW waveforms	Ad hoc	Magne Nerheim

Consultant Agreement

Exhibit B

List of Prior Inventions and Original Works of Authorship Relating to Axon weapons.

Immobilization weapon

WO US US20070019358A1 Mark Kroll

Priority 2004-07-13 • Filed 2005-07-13 • Published 2007-01-25

Electronic control device with wireless projectiles

US US7859818B2 Ryan Kroll, Mark Kroll: Kroll Family Trust

Priority 2008-10-13 • Filed 2008-10-13 • Granted 2010-12-28 • Published 2010-12-28

Emergency Cellular Telephone

US US20090137223A1 Mark W. Kroll: Kroll Family Trust

Self defense cell phone with shocking circuitry

US US7986965B2 Chase R. Kroll, Mark Kroll: Kroll Family Trust

Self defense cell phone with projectiles

US US7483715B2 Chase R. Kroll, Mark Kroll: Kroll Family Trust

Priority 1997-07-16 • Filed 2002-08-14 • Granted 2009-01-27 • Published 2009-01-27

Electric immobilization weapon

WO US US7520081B2 Mark Kroll: Taser International, Inc.